Exhibit 99.1

          SEL-LEB MARKETING, INC. ANNOUNCES STATUS OF LOAN DISCUSSIONS

PATERSON, N.J., Oct 29, 2003 /PRNewswire via COMTEX/ -- Sel-Leb Marketing, Inc.
(SELB) announced today that it has received a verbal statement from its primary lender, Merrill Lynch Business Financial Services Inc. ("Merrill Lynch"), that it would not extend its credit facility beyond an additional three months, and only if certain conditions are met. The Company is considering if those conditions are acceptable to it. As previously announced, the Company has been in default under its Merrill Lynch loans, and the facility has terminated. The Company is examining and considering all available options. Merrill Lynch is entitled to exercise all remedies available to it as a secured lender.

Any inability to find adequate financing would have a material adverse effect on the Company, including possibly requiring the Company to significantly curtail or cease its operations.

Sel-Leb is a company primarily engaged in the distribution and marketing of consumer products through mass merchandisers, discount chain stores and food, drug and electronic retailers. The Company's business also includes marketing and selling products to be promoted by celebrity spokespersons and sold to mass merchandise retailers.

The statements which are not historical facts contained herein are forward-looking statements that relate to plans for future activities. Such forward-looking information involves important risks and uncertainties that could significantly affect results in the future, including but not limited to general trends in the retail industry (both general as well as electronic outlets), the ability of the Company to maintain financing arrangements on favorable terms, or at all, the ability of the Company to successfully implement any future expansion plans, consumer acceptance of any products developed and sold by the Company, the ability of the Company to continue to develop its "celebrity" product business, the ability of the Company to sell its specially purchased merchandise at favorable prices, on a timely basis or at all, the ability of the Company to adequately source products that it sells to its customers, pending or unanticipated litigation, claims or assessments, the delisting from the Nasdaq SmallCap Marketing May 2003 and the future trading market, if any, for the Company's securities, and other risks detailed in the Company's filings with the Securities and Exchange Commission.

SOURCE Sel-Leb Marketing, Inc.;
Sel-Leb Marketing, Inc., +1-973-225-9880